Exhibit 99.3

Oil and Gas Company, LLC

2496 Commons Blvd, Beavercreek, OH 45431

405-550-5055

TERMINATION OF LETTER OF INTENT

This Notice of Termination (this "Notice") states the mutual agreement of Firehawk Oil and Gas, LLC (“FOG”) and Samson Oil and Gas Ltd. ("Samson”) (together, the “Parties”) to terminate the January 20, 2018, Letter of Intent (the “LOI”) between the Parties by which FOG expressed its intention to buy, and Samson its intention to sell, certain oil and gas leases and wells in the states of Montana and North Dakota (the “Assets”).

While substantially all of the obligations of the parties in the LOI are nonbinding expressions of intent, the exclusivity and confidentiality provisions in Sections 8 and 9 of the LOI are binding legal obligations. By this Notice, the Parties acknowledge and agree that:

1.     FOG no longer intends to purchase, and Samson no longer intends to buy, the Assets.

2.     The LOI, including but not limited to the previously binding obligations of Section 9 relating to Exclusivity, is terminated and of no further effect.

3.     Notwithstanding the termination of the LOI, the Parties’ respective obligations under Section 8 of the LOI, including but not limited to FOG’s obligation to return or delete Samson’s confidential information, remain in full force and effect.

4.     Each Party remains solely responsible for its own legal, accounting and other fees or expenses incurred in connection with the LOI, including but not limited to those arising from any due diligence or other activities in preparation for a definitive purchase and sale agreement.

11.   Texas law shall govern the rights and obligations of the Parties under this Notice without regard to any conflict or choice of law principles that might otherwise apply.

AGREED TO AND ACCEPTED THIS 31st DAY OF JANUARY, 2018:

Firehawk Oil and Gas, LLC	Samson Oil and Gas Ltd.

/s/ Christopher Couch	/s/ Terence Maxwell Barr
Christopher Couch, CEO	Managing Director - Terence Maxwell Barr